[UNITED RENTALS LOGO]
                                               May 25, 1999

Dear Rental Service Stockholder:

     With the NationsRent-Rental Service transaction terminated, there is only one offer outstanding to acquire your shares of Rental Service -- our $22.75 premium cash offer. By signing and returning your BLUE consent card and tendering your shares today, you will be taking decisive action to help ensure that your Board acts to accept this attractive offer for your shares.

o THE UNITED RENTALS OFFER DELIVERS SUPERIOR VALUE

     We believe that our offer represents a fair premium to Rental Service stockholders, but we need your help to complete a United Rentals/Rental Service merger.

     United Rentals' $22.75 cash offer provides:

     - a 45% premium to Rental Service's closing price on December 31, 1998

     - a 32% premium to the $17.25 closing price of Rental Service shares on the last trading day prior to our tender offer announcement

     - a 28% premium to the 30-day average closing price prior to announcement of our offer

     In addition, OUR OFFER PROVIDES THE CERTAINTY OF CASH and we are prepared to close the transaction quickly, ensuring that you receive cash for your shares in a timely manner.

     THE SOONER A UNITED RENTALS/RENTAL SERVICE MERGER AGREEMENT IS SIGNED, THE SOONER YOU WILL RECEIVE PAYMENT FOR YOUR RENTAL SERVICE SHARES.

o ELECT AN INDEPENDENT BOARD THAT WILL ALLOW YOU THE RIGHT TO CHOOSE

     It is uncertain whether the Rental Service Board will act promptly to remove the remaining barriers to our offer. We urge you to remove this Board and elect the United Rentals nominees, who will exercise their fiduciary duties to consider United Rentals' $22.75 offer or any other superior offer which may be made for Rental Service shares.

     UNITED RENTALS RECOMMENDS THAT YOU TENDER YOUR SHARES BY MAY 27TH AND CONSENT TO EACH OF THE UNITED RENTALS PROPOSALS.

     YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     Thank you for your support.

                 SEND A MESSAGE TO THE RENTAL SERVICE BOARD --
                             TENDER YOUR SHARES
                SIGN AND RETURN THE BLUE CONSENT CARD TODAY

                                          Sincerely,

                                          /s/ Bradley S. Jacobs
                                          ------------------------------------
                                          Bradley S. Jacobs
                                          Chairman and Chief Executive Officer

 IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CALL GEORGESON & COMPANY INC.
                BANKS AND BROKERS, CALL TOLL FREE (212) 440-9800
                  ALL OTHERS, CALL COLLECT 1-800-223-2064